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As filed with the Securities and Exchange Commission on July 7, 2000

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INFOCUS CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	93-0932102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
27700B S.W. Parkway Avenue, Wilsonville, Oregon	97070
(Address of Principal Executive Offices)	(Zip Code)

In Focus Systems, Inc. 1998 Stock Incentive Plan

(Full title of the plan)

Scott Hildebrandt
Chief Financial Officer, Secretary and Treasurer
InFocus Corporation
27700B S.W. Parkway Avenue,
Wilsonville, Oregon 97070
(503) 685-8888
(Name, address and telephone number of agent for service)

With a copy to:
Bruce A. Robertson
Garvey, Schubert & Barer
1191 Second Avenue, 18th Floor
Seattle, Washington 98101-2939

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock	3,000,000	$32.03125	$96,093,750	$25,368.75

(1)
This registration statement covers 3,000,000 shares of InFocus Corporation ("InFocus") common stock, together with associated rights, that may be offered or sold pursuant to the In Focus Systems, Inc. 1998 Stock Incentive Plan, as amended. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an additional indeterminate number of shares that may be issued as a result of the anti-dilution provisions of the 1998 Stock Incentive Plan.

(2)
Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for the purpose of determining the registration fee, based upon the average of the high and low sales prices of shares of InFocus Corporation common stock on July 7, 2000, as reported on the NASDAQ National Market System (which were $32.875 and $31.1875 respectively).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

    Not required to be filed with this registration statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

    Not required to be filed with this registration statement.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    InFocus has filed all of the following documents with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of which is incorporated by reference in this registration statement:

1.
InFocus's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Annual Report");

2.
Those portions of InFocus's Proxy Statement on Schedule 14A, dated March 17, 2000, that have been incorporated by reference in the 1999 Annual Report;

3.
InFocus's Current Reports on Form 8-K, filed with the Commission March 7, 2000 and July 7, 2000;

4.
All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 1999; and

5.
The description of InFocus common stock contained in InFocus's Form 8-A filed on November 13, 1990, under Section 12(g) of the Exchange Act with InFocus's Registration Statement on Form S-1 (Reg. No. 33-36460), including all amendments and reports filed for the purpose of updating such description.

    All documents filed by InFocus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    Article VI of InFocus's 1990 Restated Articles of Incorporation ("Article VI") and Section 10 of InFocus's 1997 Restated Bylaws ("Section 10") require InFocus to indemnify its officers and directors to the fullest extent authorized by the Oregon Business Corporation Act ("the Act"). The effect of these provisions is summarized below but such summary is qualified in its entirety by reference to the Act, Article VI and Section 10.

    InFocus must indemnify its directors and officers with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, other than an action by or in the right of InFocus (a "Proceeding"), against all expenses, liabilities, and losses reasonably incurred (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), if: (i) the indemnitee's conduct was in good faith; (ii) the indemnitee reasonably believed that his conduct was in InFocus's best interests, or at least not opposed to its best interests; and (iii) with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful. InFocus may not indemnify an officer or director in connection with a Proceeding in which such person is adjudged liable to InFocus or in which such person is adjudged liable on the basis of having improperly received a personal benefit, unless a court permits indemnification based upon a finding that such person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

    InFocus must also indemnify its officers and directors in connection with a Proceeding by or in the right of InFocus against all expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, InFocus's best interests. InFocus may not indemnify an officer or director in connection with any such Proceeding if such person is adjudged liable to InFocus or if such person is adjudged liable on the basis that he improperly received a personal benefit, unless a court permits indemnification based upon a finding that such person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

    Termination of a Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that an officer or director did not meet the standard of conduct described above. If wholly successful on the merits of a Proceeding, an officer or director is entitled to indemnification as a matter of right. Because the limits of indemnification under Oregon law are not clearly defined, Article VI and Section 10 may provide for indemnification broader than that described herein.

    Section 10 provides that all indemnification rights described therein shall be deemed to be contractual rights and shall be effective to the same extent as, and as if provided for, in contracts between InFocus and its individual directors and officers. Section 10 further provides that, if requested in writing, InFocus shall pay the expenses incurred by any officer or director in connection with any Proceeding in advance of its final disposition, provided that such person furnishes InFocus with: (i) a written affirmation of his good faith belief that he is entitled to indemnification; and (ii) a written undertaking to repay advanced amounts to the extent that a court determines that he is not entitled to indemnification. Section 10 explicitly authorizes any person claiming a right to indemnification to sue InFocus for payment, and InFocus will have the burden of proving that the claimant failed to meet the standards of conduct making indemnification permissible. If the person claiming a right indemnification is successful in whole or in part in such a suit (or in a suit brought by InFocus to recover an advancement of expenses), the person claiming such right to indemnification shall also be entitled to be paid the expense of prosecuting (or defending) such a suit.

    Section 10 also provides that InFocus may maintain insurance to protect itself and its directors, officers, employees or agents against any expense, liability or loss whether or not InFocus has the power to indemnify such person against such expense, liability or loss under Oregon law. InFocus currently has liability insurance to indemnify its directors and officers against expense, liability or loss arising from claims by reason of their acts or omissions as directors and officers.

    The rights of indemnification described above are not exclusive of any other indemnification rights to which the persons indemnified may be entitled under any agreement, statute, vote of shareholders, action of directors or otherwise.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

    The following exhibits are filed herewith:

Exhibit No.	Description
5	Opinion of Counsel
23.1	Consent of Independent Certified Public Accountants.
23.2	Consent of Counsel (included in opinion of counsel filed as Exhibit 5 herewith).
24.1	Power of Attorney of Peter D. Behrendt
24.2	Power of Attorney of Michael R. Hallman
24.3	Power of Attorney of Nobuo Mii
99.1	InFocus Corporation 1998 Stock Incentive Plan (incorporated by reference to InFocus's Registration Statement on Form S-8, filed with the SEC on May 20, 1998)
99.2	First Amendment to InFocus Corporation 1998 Stock Incentive Plan.
99.3	Second Amendment to InFocus Corporation 1998 Stock Incentive Plan.

Item 9.  Undertakings.

    A.  InFocus hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment hereof) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

      provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, to treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

      (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    B.  InFocus hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of InFocus's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

    C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of InFocus, InFocus has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by InFocus of expenses incurred or paid by a director, officer or controlling person of InFocus in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, InFocus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, InFocus certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 Registration Statement and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on July 7th, 2000.

Registrant: INFOCUS CORPORATION
By:	/s/ JOHN V. HARKER John V. Harker Chairman of the Board, President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on the 7th day of July, 2000.

Title	Title

/s/ JOHN V. HARKER John V. Harker	Chairman of the Board, President, Chief Executive Officer, and Director (principal executive officer)
/s/ E. SCOTT HILDEBRANDT E. Scott Hildebrandt	Chief Financial Officer, Treasurer, and Secretary (principal financial and accounting officer)
/s/ PETER D. BEHRENDT* Peter D. Behrendt	Director
/s/ MICHAEL R. HALLMAN* Michael R. Hallman	Director
/s/ NOBUO MII* Nobuo Mii	Director

*By:	/s/ E. SCOTT HILDEBRANDT
E. Scott Hildebrandt, Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Counsel
23.1	Consent of Independent Certified Public Accountants.
23.2	Consent of Counsel (included in opinion of counsel filed as Exhibit 5 herewith).
24.1	Power of Attorney of Peter D. Behrendt
24.2	Power of Attorney of Michael R. Hallman
24.3	Power of Attorney of Nobuo Mii
99.1	InFocus Corporation 1998 Stock Incentive Plan (incorporated by reference to InFocus's Registration Statement on Form S-8, filed with the SEC on May 20, 1998)
99.2	First Amendment to InFocus Corporation 1998 Stock Incentive Plan.
99.3	Second Amendment to InFocus Corporation 1998 Stock Incentive Plan.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX